Exhibit 99.2
FOR IMMEDIATE RELEASE
Contact:
     Investors:
     Scott Phipps, Manager, Investor Relations, (210) 283-2882
     Media:
     Natalie Silva, Manager, Public Relations, (210) 283-2729
Tesoro Corporation Completes USA Petroleum Acquisition
SAN ANTONIO — May 1, 2007 -Tesoro Corporation (NYSE:TSO) announced today that it has completed the purchase of the USA Gasoline brand and 138 operating stations from USA Petroleum Corporation.
     Tesoro assumes operational control of the retail assets effective today. The company used cash on hand to fund the $273 million purchase price which includes an estimate of $6.5 million for inventories.
     The 138 operating retail stations include 130 stations in California, 6 stations in the Pacific Northwest and 2 truck stops in New Mexico. These high volume stations average 185,000 gallons per month and most include the underlying real estate, contributing to the high value of the sites.
     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of approximately 560,000 barrels per day. Tesoro’s

USA Petroleum Closing
retail-marketing system includes over 600 branded retail stations, of which over 325 are company owned and operated under the Tesoro® , Mirastar® and USA® brands.
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